Filed Pursuant to Rule 424(b)(3)

Registration No. 333-163704

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated January 26, 2010)

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

This prospectus supplement no. 1 (this “Supplement”) supplements and amends the prospectus dated January 26, 2010 (the “Prospectus”), which relates to the sale of up to 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share (“ADS”), of Amarin Corporation plc, by the selling shareholders named in the Prospectus or their transferees, pledgees, donees or other successors in interest. This Supplement does not relate to our issuance of additional Ordinary Shares or ADSs beyond the 119,512,556 originally covered by the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our ADSs are listed on the NASDAQ Capital Market, the principal trading market for our securities, under the symbol “AMRN.”

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FILED ON JANUARY 26, 2010 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES. BEFORE BUYING THESE SECURITIES, YOU SHOULD READ AND CONSIDER THE INFORMATION THAT AMARIN CORPORATION PLC FILES WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is May 27, 2010.

The information in the table appearing under the caption “Selling Shareholders” commencing on page 38 of the Prospectus is hereby supplemented and amended by adding the information below with respect to selling shareholders not previously listed in the Prospectus, and by superseding the information with respect to selling shareholders listed below as of or prior to the date of this Supplement.

The information set forth in the table below is current as of May 6, 2010. Since the date on which we were provided with the information regarding their security ownership in Amarin Corporation plc, selling shareholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities. Accordingly, the information provided herein and in the Prospectus for any particular shareholder may understate or overstate, as the case may be, such shareholder’s current ownership.

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants)	Percentage of Ordinary Shares Owned Prior to Offering (1)	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
Ramius Navigation Master Fund Ltd.(4)(14) c/o Ramius LLC 599 Lexington Ave 20th Floor New York, NY 10022	56,250	0.06%	56,250	0	0%
Ramius Enterprise Master Fund Ltd. (14) c/o Ramius LLC 599 Lexington Ave 20th Floor New York, NY 10022	0	0.00%	0	0	0%
Biomedical Institutional Value Fund, L.P.(4)(15) c/o Great Point Partners, LLC 165 Mason Street 3rd Floor Greenwich, CT 06830	1,450,807	1.46%	1,450,807	0	0%
Biomedical Value Fund, L.P.(4)(15) c/o Great Point Partners, LLC 165 Mason Street 3rd Floor Greenwich, CT 06830	5,521,471	5.49%	5,521,471	0	0%
(1)	Based on the number of Ordinary Shares outstanding on May 6, 2010, and calculated in accordance with Rule 13d-3 of the Exchange Act.
(4)	Pursuant to the terms of the 2009 Private Placement, the selling stockholder has certain registration rights and rights of first refusal to purchase up to its pro rata share of any offering by the Company of Ordinary Shares or any other class or series of its capital stock.
(14)	Ramius Enterprise Master Fund Ltd. transferred to Ramius Navigation Master Fund Ltd. warrants to purchase 56,250 shares of our common stock.
(15)	Biomedical Value Fund, L.P. transferred to Biomedical Institutional Value Fund, L.P. 963,270 shares of our common stock and warrants to purchase 487,537 shares of our common stock.